UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934 (AMENDMENT NO.   )
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐      Preliminary Proxy Statement
☐      Confidential, for Use of the Commission Only (as permitted by Rule14a-6(e)(2))
☐      Definitive Proxy Statement
☐      Definitive Additional Materials
☑      Soliciting Material Pursuant to Rule 14a-12
BELLSOUTH CORPORATION

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☑ No fee required
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

Customer Facing Talking Points for CSP
AT&T / BellSouth Merger
Version 5 — 03/09/06
Overview:
On March 5, 2006, Cingular’s parent companies, AT&T and BellSouth, announced their intention to merge — pending shareholder and regulatory approval.
At that time the new company, including Cingular’s operations, will operate under the AT&T brand. This will create a stronger and more unified competitor in the voice, video, broadband, data, and wireless markets.
Customer Talking Points:
We value you as a Cingular customer. Cingular remains committed to providing you with great products and services. This commitment, as well as our daily operations and responsibilities in support of our customers, is unchanged.
BellSouth and AT&T (then SBC) agreed to merge their wireless assets, which formed Cingular in 2000. The current proposed transaction represents a merger of their additional assets.
In the future, sometime after the merger, Cingular will market its products and services with BellSouth and AT&T under a single, unified AT&T brand. Fortune magazine just named AT&T America’s Most Admired Telecommunications Company.
While it’s too early to speculate on offerings following the proposed merger, our customers can expect:
•	A continued focus on quality.

•	An acceleration of the availability of combined service options and innovations.

•	Integrated, secure, high quality, competitively-priced services that will meet their needs anywhere, any time, and with data in any form.
Q&A
What does this mean for our customers?
You can continue to expect the same high quality products and services.
In the future, we believe this merger will allow us to provide our customers with an even higher level of service. The combined company will have greater financial, technical, research and development, network and marketing resources to better serve consumers and large-business customers alike.
Why change the brand?
We will be changing Cingular to the AT&T brand because it remains one of the strongest in the world — a true icon. One of our parents — AT&T — was just named the Most Admired telecom company by Fortune magazine. When Cingular acquired AT&T Wireless, we did not acquire the rights to the brand name.
Unifying the brand will only improve our overall marketing efforts. We’ll be able to get better rates from media; we’ll be able to jointly market easier; we’ll benefit from the marketing of the parent company. The potential lift from a unified brand will be significant from a reputation as well as a cost standpoint.

Will AT&T attempt to integrate BellSouth and Cingular at the same time or in phases?
The wireless assets of AT&T and BellSouth were merged as Cingular in 2000. But for any integration that involves Cingular — it’s just too early to tell how this will work.
Will I have to upgrade my handset or change service because of the merger?
No. Though future network upgrades may affect which handsets work on our wireless network, the completion of AT&T/BellSouth merger will not have an impact on our customers’ handsets. We will continue to provide you with the same high quality service we do today.
Where can I go for more information?
Visit AT&T’s online press room at http://att.sbc.com/gen/press-room?pid=7659.
(UPDATED FOOTNOTE — MUST REMAIN)
NOTE: In connection with the proposed merger, AT&T intends to file a registration statement on Form S-4, including a joint proxy statement of AT&T and BellSouth, and AT&T and BellSouth will file other materials with the Securities and Exchange Commission (the “SEC”). Investors are urged to read the registration statement, including the joint proxy statement (and all amendments and supplements to it) and other materials when they become available because they contain important information. Investors will be able to obtain free copies of the registration and joint proxy statement, when they becomes available, as well as other filings containing information about AT&T and BellSouth, without charge, at the SEC’s Web site (www.sec.gov). Copies of AT&T’s filings may also be obtained for free from AT&T at AT&T’s Web site (www.att.com) or by directing a request to AT&T Inc. Stockholder Services, 175 E. Houston, San Antonio, Texas 78205. Copies of BellSouth’s filings may be obtained without charge from BellSouth at BellSouth’s Web site (www.bellsouth.com) or by directing a request to BellSouth at Investor Relations, 1155 Peachtree Street, Atlanta, Georgia 30309.
AT&T, BellSouth and their respective directors and executive officers and other members of management and employees are potential participants in the solicitation of proxies in respect of the proposed merger. Information regarding AT&T’s directors and executive officers is available in AT&T’s 2005 Annual Report on Form 10-K filed with the SEC on March 1, 2006 and AT&T’s preliminary proxy statement for its 2006 annual meeting of stockholders, filed with the SEC on February 10, 2006, and information regarding BellSouth’s directors and executive officers is available in BellSouth’s 2005 Annual Report on Form 10-K filed with the SEC on February 28, 2006 and BellSouth’s proxy statement for its 2006 annual meeting of shareholders, filed with the SEC on March 3, 2006. Additional information regarding the interests of such potential participants will be included in the registration and joint proxy statement, and the other relevant documents filed with the SEC when they become available.